UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Vignette Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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VIGNETTE CORPORATION

1301 South MoPac Expressway

Austin, Texas 78746

April 17, 2006

TO THE STOCKHOLDERS OF VIGNETTE CORPORATION

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Vignette Corporation (“Vignette” or the “Company”), which will be held at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas, on Friday, May 26, 2006, at 9:00 A.M., Central Time.

Details of the business to be conducted at the Annual Meeting are given in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

It is important that your shares be represented and voted at the meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO VOTE TELEPHONICALLY OR BY USING THE INTERNET. Returning the proxy, voting telephonically or via the Internet does NOT deprive you of your right to attend the Annual Meeting. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

Sincerely,

/s/ Michael A. Aviles

Michael A. Aviles
President, Chief Executive Officer and Director

VIGNETTE CORPORATION

1301 South MoPac Expressway

Austin, Texas 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 26, 2006

The Annual Meeting of Stockholders (the “Annual Meeting”) of Vignette Corporation (the “Company”) will be held at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas, on Friday, May 26, 2006, at 9:00 A.M., Central Time, for the following purposes:

1.	To elect three directors of the Board of Directors to serve until the 2009 Annual Meeting or until a successor(s) has been duly elected and qualified;

2.	To approve the Company’s Amended and Restated 1999 Equity Incentive Plan;

3.	To ratify the appointment of Grant Thornton LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2006; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the attached Proxy Statement.

Only stockholders of record at the close of business on April 3, 2006 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company’s headquarters located at 1301 South MoPac Expressway, Austin, Texas, 78746 during ordinary business hours for the ten-day period prior to the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Bryce M. Johnson

Bryce M. Johnson
Secretary

Austin, Texas

April 17, 2006

IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY ALSO VOTE TELEPHONICALLY OR BY USING THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

VIGNETTE CORPORATION

1301 South MoPac Expressway

Austin, Texas 78746

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To be held May 26, 2006

These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Vignette Corporation, a Delaware corporation, for the Annual Meeting to be held at the Inter-Continental Stephen F. Austin Hotel, 701 Congress Avenue, Austin, Texas, on Friday, May 26, 2006, at 9:00 A.M., Central Time, and at any adjournment or postponement of the Annual Meeting. These proxy materials were first mailed to stockholders on or about April 17, 2006.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

The Company’s Common Stock is the only type of security entitled to vote at the Annual Meeting. On April 3, 2006, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 29,747,708 shares of Common Stock outstanding. Each stockholder of record on April 3, 2006 is entitled to one vote for each share of Common Stock held by such stockholder on April 3, 2006. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of elections, appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Votes Required

Proposal 1. Each Director is elected by a plurality of the affirmative votes cast by those shares present in person, or represented by proxy, and entitled to vote at the Annual Meeting. The nominee for director receiving the highest number of affirmative votes will be elected. Abstentions and broker non-votes will not be counted toward a nominee’s total.

Proposal 2. Approval to amend and restate the Company’s 1999 Equity Incentive Plan requires the affirmative vote of a majority of those shares entitled to vote on this proposal. Abstentions and broker non-votes will be counted as having voted against the proposal.

Proposal 3. Ratification of the appointment of Grant Thornton LLP as the Company’s independent public accountants, for the fiscal year ending December 31, 2006, requires the affirmative vote of a majority of those shares present in person, or represented by proxy, and cast either affirmatively or negatively at the Annual Meeting. Abstentions and broker non-votes will not be counted as having been voted on the proposal.

Proxies

Whether or not you are able to attend the Company’s Annual Meeting, you are urged to complete and return the proxy by using the enclosed envelope, which is solicited by the Company’s Board of Directors and which will be voted as you direct on your proxy when properly completed. You may also vote telephonically or by using the Internet. In the event no directions are specified, such proxies will be voted FOR the Nominees of the Board of Directors (as set forth in Proposal No. 1), FOR Proposal No. 2, FOR Proposal No. 3, and in the discretion of the proxy holders as to other matters that may properly come before the Annual Meeting. You may also revoke or change your proxy at any time before the Annual Meeting. To do this, send a written notice of revocation or another signed proxy with a later date to the Secretary of the Company at the Company’s principal executive offices before the beginning of the Annual Meeting. You may also automatically revoke your proxy by attending the Annual Meeting and voting in person. All shares represented by a valid proxy received prior to the Annual Meeting will be voted.

Solicitation of Proxies

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail, electronic mail, or telephone.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one (1) copy of the Proxy Statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (512) 741-4300 or by mail addressed to Investor Relations, Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas, 78746, requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and annual report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Company currently has authorized nine (9) directors. In accordance with the terms of the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is divided into three classes: Class I, whose term will expire at the 2006 Annual Meeting; Class II, whose term will expire at the 2007 Annual Meeting; and Class III, whose term will expire at the 2008 Annual Meeting. At the 2006 Annual Meeting, three directors will be elected to serve until the Annual Meeting to be held in 2009 or until his or her respective successor is elected and qualified. The Board of Directors has selected Mr. Lindelow, Ms. Earley, and Mr. Grant as the nominees for Class I. The nominees for the Board of Directors are currently directors of the Company and are set forth below. In the absence of specific shareholder instructions, the proxy holders intend to vote all proxies received by them in the accompanying form FOR the nominees for director listed below. In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, in absence of specific shareholder instructions, the proxy holders intend to vote all proxies received by them for the nominees listed below.

Set forth below is information regarding the nominee, including his or her age as of March 31, 2006, his positions and offices held with the Company and certain biographical information:

Nominee	Age	Positions and Offices Held with the Company

Jan H. Lindelow (1)	61	Chairman of the Board, Director

Kathleen Earley (2)(3)	54	Director

Joseph M. Grant (2)	67	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating and Governance Committee

Continuing Directors	Age	Positions and Offices Held with the Company

Michael A. Aviles (4)	45	President, Chief Executive Officer and Director

Henry DeNero (3)	60	Director, Chairman Corporate Governance and Nominating Committee

Jeffrey S. Hawn(1)(2)	42	Director, Chairman Audit Committee

Thomas E. Hogan	46	Director

Michael D. Lambert (1)(3)	59	Director, Chairman Compensation Committee

(1)	Member of Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Corporate Governance and Nominating Committee
(4)	Member of the Stock Option Committee

Michael A. Aviles was appointed President and Chief Executive Officer in February 2006 and serves as a Class II director. Prior to joining the Company Mr. Aviles served as Chairman, President and Chief Executive Officer of Activant Solutions, Inc., a provider of software and information services to the automotive aftermarket, hardware and lumber industries, from July 2002 to 2004 and as President and Chief Operating officer of Activant from June 1999 to July 2002. From 1996 to 1998, Aviles served as president and CEO of Foster Grant Group, a marketer and distributor of consumer eyewear. From 1990 to 1996 he held the roles of Vice President of Strategic Development, Vice President of Merchandising and Distribution, and Vice President, General Manager, Superstores at FOOTACTION USA, an athletic specialty retailer. Aviles began his career as a Certified Public Accountant with KPMG Peat Marwick. Aviles received his MBA from the Stanford University Graduate School of Business and has a BBA from Pace University. He is a member of the board of trustees for St. Edward’s University in Austin.

Henry T. DeNero joined the Vignette Board of Directors in January 2005 and serves as a Class III director. Mr. DeNero was formerly Executive Vice President of First Data Corporation, a computer services company focusing on financial and transaction processing markets and Vice-Chairman and Chief Financial Officer of Dayton Hudson Corporation (now Target Corporation). Mr. DeNero's experience also includes tenure as Chairman and Chief Executive Officer of HomeSpace, Inc., an Internet company in the real estate and mortgage services business that was sold to LendingTree, Inc. Prior to joining Dayton Hudson in 1992, Mr. DeNero was a Senior Partner with the management consulting firm McKinsey & Company. An independent management consultant, Mr. DeNero currently serves on the boards of PortalPlayer, Inc., Western Digital Corp., Banta Corporation, THQ Inc., and Digital Insight Corporation. Mr. DeNero received his Bachelor of Arts from Amherst College and his Masters of Business Administration from Stanford Graduate School of Business.

Jeffrey S. Hawn has served as a director of Vignette since November 2001 and serves as a Class III director. Effective May 2005, Mr. Hawn became the Chairman and CEO of Attachmate WRQ, a privately held enterprise software company. Mr. Hawn was Chairman of WRQ from December 2004 to May 2005. Mr. Hawn joined JMI Inc., a private equity firm based in San Diego, CA in March 2004 and remains an Operating Partner. Mr. Hawn served as Senior Vice President, Operations for BMC Software, Inc., from January 2002 to March 2004, where he was responsible for overseeing the finance, corporate planning and development, and information technology and business operations. Mr. Hawn served as Senior Vice President, BMC Ventures through January 2002, where he was responsible for identifying, developing and managing BMC’s emerging technologies and new business opportunities. Mr. Hawn also serves on the board of directors of Pervasive Software. Mr. Hawn received his Master of Business Administration degree from The University of Texas at Austin and his Bachelor of Science degree in Mechanical Engineering from Southern Methodist University. From 1990 to 2000, Mr. Hawn was employed by McKinsey & Company, a global consulting firm, where he was a partner from 1995 to 2000.

Kathleen Earley joined the Vignette Board of Directors in May 2004 and serves as a Class I director. Ms. Earley is currently President and Chief Operating Officer of TriZetto, a healthcare software company. Ms. Earley was Senior Vice President and Chief Marketing Officer at AT&T, a position in which she had responsibility for all AT&T business-related brand, image, advertising and marketing strategy. Previously, Ms. Earley was president of AT&T Data and Internet Services and retired from AT&T in June 2002 after eight years of service with the company. She is currently a member of the board of directors of Digital Realty Trust, and one private company. Ms. Earley has a Bachelor of Science degree in accounting and a Masters of Business Administration in finance from the University of California, Berkeley. She was formerly on the board of directors of Computer Network Technology, Standard Microsystems Corporation and Blue Sky Productions as well as the Hewlett Packard Global Advisory Board.

Joseph M. Grant has served as a director at Vignette since October 2003 and serves as a Class I director. Mr. Grant has served as Chairman and Chief Executive Officer of Texas Capital Bancshares Inc. since 1998 as well as chairman of Texas Capital Bank and its Internet division, BankDirect. From 1990 to 1998, Mr. Grant was Executive Vice President and Chief Financial Officer of Electronic Data Systems Corporation (EDS), an outsourcing services firm. Mr. Grant earned a Master of Business Administration and a doctorate in finance and economics from The University of Texas and his bachelor of business degree from Southern Methodist University. Mr. Grant serves on the board of directors of KERA, M.D. Anderson Cancer Center, Southern Methodist University's Tate Lecture Series, Communities Foundation of Texas, Wingate Partners, and Chaparral Steel.

Thomas E. Hogan served as our Chief Executive Officer from July 2002 until February 2006 and as President and director from April 2001 until February 2006 and serves as a Class II director. Mr. Hogan served as our Chief Operating Officer from April 2001 to July 2002. Currently Mr. Hogan is the Senior Vice President for Hewlett Packard software within their technology solutions group. From March 1999 to March 2001, Mr. Hogan served in various roles at Siebel Systems, Inc., including the role as Senior Vice President of Worldwide Sales and Operations. Prior to his employment at Siebel Systems, Mr. Hogan worked at IBM Corporation from January 1982 to March 1999, where he held several executive posts, including Vice President of Midrange Systems, Vice President of Sales, Consumer Packaged Goods and Vice President, Sales Operations. Mr. Hogan also serves on the board of directors of Inforte, a technology consulting company. Mr. Hogan received his Bachelor of Sciences degree in Biomedical Engineering from the University of Illinois and his Masters of Business Administration degree in finance and international business with distinction from the J.L. Kellogg Graduate School of Management at Northwestern University.

Michael D. Lambert has served as a director since September 2002 and serves as a Class II director. Most recently, Mr. Lambert served as Senior Vice President of the Enterprise Systems Group at Dell Computer Corporation and as a member of a six-man operating committee reporting to the Office of Chairman. Prior to joining Dell, he served as Vice President of Sales and Marketing for Compaq. Mr. Lambert also served as Vice President and General Manager for the Large Computer Products division at NCR/AT&T Corp, where he spent more than 16 years serving in various senior-level roles in product management, sales and software engineering. In addition to the Vignette Board of Directors, Mr. Lambert serves on the boards of directors of Western Digital Corp., and Panasas Inc. Mr. Lambert received his Bachelor of Sciences degree in business from The University of Kentucky.

Jan H. Lindelow has served as a director of Vignette since October 2002 and as Chairman of the Board since August 2005 and serves as a Class I director. Mr. Lindelow is an active board member of several enterprises, primarily in the high technology industry. Mr. Lindelow joined Tivoli, a unit of the IBM Software Group in June 1997 and served as Chairman and Chief Executive Officer of Tivoli until the spring of 2001. He then became Vice President, Emerging Business Development for IBM until his retirement in 2002. From 1994 to 1995, Mr. Lindelow was president and Chief Operating Officer of Symbol Technologies. He also served in several senior executive positions with Asea Brown Boveri (ABB), a worldwide company delivering power and automation technologies from 1988 to 1994. Prior to ABB, Mr. Lindelow was President of Worldwide Sales and Service at Unisys/Sperry Computer Systems, a worldwide information technology services and solutions company during which time he spearheaded the company’s entry into UNIX and other open markets. Mr. Lindelow joined Unisys/Sperry in his native Sweden where he subsequently became President of Sperry’s Nordic Group. Mr. Lindelow earned a Masters of Science in engineering from the Royal Institute of Technology in Stockholm, Sweden. Mr. Lindelow serves on the board of directors for Active Power and a number of private companies.

There are no family relationships among any of our directors or executive officers.

Board of Directors Meetings and Committees

During the fiscal year ended December 31, 2005, the Board of Directors held five (5) meetings and acted by unanimous written consent in lieu of a meeting on no occasions. For the fiscal year, each of the directors during the term of his or her tenure attended or participated in at least 75% of the aggregate of (i) the total number of meetings or actions by written consent of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each such director served. The Board of Directors has four (4) standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Stock Option Committee.

During the fiscal year ended December 31, 2005, the Audit Committee of the Board of Directors held eight (8) meetings. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent public accountants, the scope of the annual audits, fees to be paid to the Company’s accountants, the performance of the Company’s accountants and the accounting practices of the Company. The members of the Audit Committee are Mr. Hawn, Mr. Grant and Ms. Earley.

During the fiscal year ended December 31, 2005, the Compensation Committee of the Board of Directors held ten (10) meetings as well and acted by written consent in lieu of a meeting on thirteen (13) occasions. The Compensation Committee reviews the performance of the executive officers of the Company, establishes compensation programs for the officers, and reviews the compensation programs for other key employees, including salary and cash bonus levels and option grants under the 1999 Equity Incentive Plan and the 1999 Supplemental Stock Option Plan. The members of the Compensation Committee are Messrs. Lambert, Lindelow and Hawn.

During the fiscal year ended December 31, 2005, the Stock Option Committee of the Board of Directors acted by written consent in lieu of a meeting on nineteen (19) occasions. The Stock Option Committee approves stock option grants to employees and consultants of the Company who are not officers up to a maximum number of shares set by the Board of Directors. Mr. Hogan was the sole member of the Stock Option Committee until February 2006 at which time Mr. Aviles replaced Mr. Hogan.

The Corporate Governance and Nominating Committee selects candidates for open Board of Directors positions, provides succession planning for the Chairman and Chief Executive Officer positions, and conducts performance reviews for the Chief Executive Officer and other members of the Board. There are certain minimum qualifications for Board members that Director candidates should possess, including issues of character, judgment, diversity, age, expertise, corporate experience, length of service, and other commitments. Other factors that are considered include meeting applicable independence standards for directors (where independence is required) as defined in Rule 4200 of the NASDAQ Stock Market, Inc., and absence of conflicts of interest. The Corporate Governance and Nominating Committee may modify minimum qualifications from time to time, as it deems necessary and/or appropriate.

In performing these duties to identify and recommend candidates to fill new positions or vacancies on the Board, the Committee has the authority to retain and terminate any search firm used to identify Board candidates and also has the authority to approve the search firm’s fees and other retention terms.

The Corporate Governance and Nominating Committee will consider nominees recommended by Company stockholders, and will consider other business proposed by Company Stockholders provided that such recommendations are submitted to the Company not more than 90 days and no less than 60 days prior to the first anniversary of the preceding year’s annual meeting. Such notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made the name and address of the stockholder as appearing on the Company’s books and of such beneficial owner and the class and number of shares of the Company that are owned beneficially and of record by the stockholder and such beneficial owner. The Corporate Governance and Nominating Committee consists of Mr. DeNero, Mr. Lambert, and Ms. Earley.

The Corporate Governance and Nominating Committee operates under a charter, which is available on our corporate website at www.vignette.com and can be found at Appendix A of this proxy statement. You will find the charter of the Committee and the charters of all of our other Board committees under the Investor Relations heading. All committee members are Independent under the standards established by the NASDAQ exchange.

Statement on Corporate Governance

The Company’s management has reviewed internally and has reviewed with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NASDAQ National Market’s (“NASDAQ”) new corporate governance listing standards regarding corporate governance policies and processes, and we believe that we are in compliance with the rules and listing standards. We have amended the charter of our Audit Committee and created the Nominating and Corporate Governance Committee charter to comply with the new rules and standards. You can access our committee charters free of charge on our website at www.vignette.com or by writing to us at Vignette Corporation 1301 South MoPac Expressway, Austin, Texas 78746 Attn: Investor Relations. We encourage, but do not require, our Board members to attend the annual stockholders meeting. Last year, two of our directors attended the annual stockholders meeting. We have adopted the following standards for director independence in compliance with the NASDAQ corporate governance listing standards:

•	No director qualifies as “independent” if such person has a relationship, which, in the opinion of the Board, would interfere with exercise of independent judgment in carrying out the responsibilities of a director;

•	A director who is an officer or employee of us or our subsidiaries, or one whose immediate family member is, an executive officer of us or our subsidiaries is not “independent” until three years after the end of such employment relationship;

•

A director who accepts, or whose immediate family member accepts, more than $60,000 per year in compensation from us or any of our subsidiaries, other than certain permitted payments such as compensation for board or board committee service, payments arising solely from investments in the our securities, compensation paid to a family member who is a non-executive employee of us or a subsidiary of ours, or benefits under a tax-qualified retirement plan, is not “independent” until three years after he or she ceases to accept more than $60,000 per year in such compensation;

•	A director who is, or who has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization in which we made, or from which we received, payments for property or services that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, is not “independent” until three years after falling below such threshold;

•	A director who is employed, or one whose immediate family member is employed, as an executive officer of another company where any of our or any of our subsidiaries’ present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or employment relationship; and

•	A director who is, or who has a family member who is, a current partner of our outside auditor or was a partner or employee of our outside auditor who worked on our audit is not “independent” until three years after the end of such affiliation or employment relationship.

Director Compensation

Directors who are employees of the Company do not receive any additional compensation for their services as directors. During fiscal 2005, non-employee directors of the Company received the following compensation:

•	an annual retainer of $25,000 for serving on the Board;

•	a fee of $2,000 for each Board meeting attended;

•	an annual retainer of $60,000 for service as the Chairman of the Board;

•	an annual retainer of $8,000 for service on the Audit Committee;

•	an annual retainer of $5,000 for service on the Compensation Committee; and

•	an annual retainer of $2,000 for service on the Corporate Governance and Nominating Committee.

•	In addition an annual retainer is paid to those serving as Chairman of the various committees as follows: $10,000 for service as Chairman of the Audit Committee, $5,000 for service as Chairman of the Compensation Committee and $2,500 for service as Chairman of the Corporate Governance and Nominating Committee.

Non-employee directors are eligible to participate in the 1999 Non-Employee Directors Option Plan and the 1999 Equity Incentive Plan. During fiscal 2005, non-employee directors were eligible to receive the following non-qualified stock options:

•	6,000 option shares on the date first elected or appointed to the Board (unless previously employed by the Company); and

•	Non-employee directors, who have served on the Board for at least six months, will receive non-qualified stock options to purchase shares worth $50,000 and a restricted stock award valued at $50,000 on the date of the annual stockholder’s meeting.

The exercise price for all non-employee director options is 100% of the fair market value of the shares on the grant date. The annual option grant to non-employee directors in fiscal 2005 of 4,237 shares of Common Stock was made on May 27, 2005 at an exercise price of $11.80 per share. Assuming continued service on the Board, all non-employee director options become exercisable in 100% of the option shares after one year from the date of grant.

New options granted to non-employee directors will become exercisable for 100% of the option shares after one year from the date of grant. Restricted stock awards to non-employee directors will fully vest after one year from the date of grant.

Directors of the Board may elect to receive their annual service retainers in the form of a non-qualified stock option. The number of stock option shares will be based on the total cash compensation due plus an additional 25% of the annual retainer, divided by the Fair Market Value of the Company’s common stock on the Grant Date of the applicable stock option.

Stockholder Communications with Directors

The Company provides for a process for stockholders to communicate with the Board. Stockholders may send written communications to the attention of the Board, specific Board member or committee, in care of Vignette Corporation, Attention: Bryce M. Johnson, Secretary, 1301 South MoPac Expressway, Austin, Texas 78746.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2006, certain information known to the Company regarding the beneficial ownership of the Company’s Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock, (ii) the directors, (iii) the chief executive officer and the four other highest paid executive officers of the Company for the year ended December 31, 2005, and (iv) the directors and executive officers as a group. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). Under this rule, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the shares are issueable pursuant to stock options that are exercisable within sixty (60) days of February 28, 2006. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person’s actual voting power at any particular date. The percentage of beneficial ownership for the following table is based on 29,743,727 shares of Common Stock outstanding as of February 28, 2006. Unless otherwise indicated, the address for each listed stockholder is: c/o Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas 78746. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

	Shares Beneficially Owned as of February 28, 2005
Beneficial Owner	Number of Shares	Percentage of Ownership
Michael A. Aviles (1)	100,000	*
Thomas E. Hogan (2)	629,041	2.11%
Brett Bachman	15,000	*
Bryce M. Johnson (3)	163,061	*
Chuck Neal (4)	56,332	*
Charles W. Sansbury (5)	177,488	*
Henry DeNero (6)	6,000	*
Kathleen B. Earley (7)	10,937	*
Joseph M. Grant (8)	15,437	*
Jeffrey S. Hawn (9)	26,349	*
Michael D. Lambert (10)	43,251	*
Jan H. Lindelow (11)	29,024	*
All current directors and executive officers as a group (18 persons) (12)	1,394,703	4.51%

*Less than 1% of the outstanding shares of Common Stock.

(1)	Mr. Aviles joined the Company as President, Chief Executive Officer and Director in February 2006. Shares beneficially owned includes direct ownership of 100,000 shares.

(2)	Includes 628,441 shares subject to currently exercisable options or options exercisable within 60 days of February 28, 2006 and direct ownership of 600 shares.

(3)	Includes 158,493 shares subject to currently exercisable options or options exercisable within 60 days of February 28, 2006 and direct ownership of 4,568 shares.

(4)	Includes 49,780 shares subject to currently exercisable options or options exercisable within 60 days of February 28, 2006 and direct ownership of 6,552 shares.

(5)	Includes 173,520 shares subject to currently exercisable options or options exercisable within 60 days of February 28, 2006 and direct ownership of 3,968 shares.

(6)	All 6,000 shares subject to currently exercisable options or options exercisable within 60 days of February 28, 2006.

(7)	Includes 6,500 shares subject to currently exercisable options or options exercisable within 60 days of February 28, 2006 and direct ownership of 4,437 shares.

(8)	Includes 11,000 shares subject to currently exercisable options or options exercisable within 60 days of February 28, 2006 and direct ownership of 4,437 shares held by Mr. Grant in a retirement trust.

(9)	Includes 20,112 shares subject to currently exercisable options or options exercisable within 60 days of February 28, 2006 and direct ownership of 6,237 shares.

(10)	Includes 34,014 shares subject to currently exercisable options or options exercisable within 60 days of February 28, 2006 and direct ownership of 9,237 shares.

(11)	Includes 12,287 shares subject to currently exercisable options or options exercisable within 60 days of February 28, 2006 and direct ownership of 16,737 shares.

(12)	Includes 1,202,255 shares subject to currently exercisable options or options exercisable within 60 days of February 28, 2006.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee” or the “Committee”) has the exclusive authority to establish the level of base salary payable to the Chief Executive Officer (“CEO”) and certain other executive officers of the Company and to administer the Company’s 1999 Equity Incentive Plan and Employee Stock Purchase Plan. In addition, the Committee has the responsibility for approving the individual bonus programs to be in effect for the CEO and certain other executive officers and key employees each fiscal year.

For the 2005 fiscal year, the process utilized by the Committee in determining executive officer compensation levels other than cash bonuses was based on the subjective judgment of the Committee. Among the factors considered by the Committee were the recommendations of the CEO with respect to the compensation of the Company’s key executive officers. However, the Committee made the final compensation decisions concerning such officers and compensation data from comparable companies provided by various independent sources and consultants.

General Compensation Policy

The Committee’s fundamental policy is to offer the Company’s executive officers competitive compensation opportunities based upon overall Company performance, their individual contribution to the financial success of the Company and their personal performance. It is the Committee’s objective to have a substantial portion of each officer’s compensation contingent upon the Company’s performance, as well as upon his or her own level of performance. Accordingly, each executive officer’s compensation package consists of: (i) base salary, (ii) cash bonus awards and (iii) long-term stock-based incentive awards.

Base Salary

The base salary for each executive officer is based on general market levels and personal performance. Each individual’s base pay is positioned relative to the total compensation package, including cash incentives and long-term incentives.

Annual Cash Bonuses

Each executive officer has an established cash bonus target based on the achievement of semi- annual targets. The annual pool of bonuses for executive officers is distributed on the basis of the Company's achievement of the financial performance targets established at the start of the fiscal year and personal objectives established for each executive. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives and are based on a percentage of the individual's base salary. The financial goals set for the 2005 fiscal year bonuses were based on the achievement of semi-annual revenue and net income targets. The Company met most, but not all of its revenue and net income targets in 2005. Consequently, the bonuses paid to the executives averaged 88% of target. Each year, the annual incentive plan is reevaluated and new performance targets are established reflecting the Company's business plan and financial goals.

Long-Term Incentive Compensation

Generally, a significant option grant is made in the year that an officer commences employment and subsequent option grants may be made at varying times and in varying amounts in the discretion of the Committee. In addition, the Company has issued a limited number of restricted stock grants to selected employees and officers. Generally, the size of each grant is set at a level that the Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the individual’s position with the Company, the individual’s potential for future responsibility and promotion, the individual’s performance in the recent period and the number and value of unvested options and restricted stock held by the individual at the time of the new grant. The relative weight given to each of these factors will vary from individual to individual at the Committee’s discretion.

Each grant allows the officer to acquire shares of the Company’s Common Stock at a fixed price per share over a specified period of time. The option vests in periodic installments over a one to four year period, contingent upon the executive officer’s continued employment with the Company. The vesting schedule and the number of shares granted are established to ensure a meaningful incentive in each year following the year of grant. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company’s employ, and then only if the market price of the Company’s Common Stock appreciates over the option term.

On January 18, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of Vignette Corporation implemented a retention program for certain executive officers and other key employees. The retention program includes payment of a cash bonus and a grant of restricted shares. The cash bonus was paid in two equal installments on June 17, 2005 and December 16, 2005. The restricted shares were granted on January 18, 2005 and vest 100% on May 15, 2006.

CEO Compensation

The annual base salary for Mr. Hogan, the Company’s Chief Executive Officer during fiscal 2005, was established by the Committee based on reviews of compensation of other chief executive officers of other comparable companies.

The potential bonus paid to the Chief Executive Officer for the fiscal year was based on an incentive plan similar to those in place for all other officers. Specifically, a target incentive was established at the beginning of the year using an agreed-upon formula based on Company revenue and profit. Each year, the annual incentive plan is reevaluated with a new achievement threshold and new targets for revenue and profit. Actual bonuses paid reflect an individual's accomplishment of both corporate and functional objectives and are based on a percentage of the individual's base salary. Each year, the annual incentive plan is reevaluated and new performance targets are established reflecting the Company's business plan and financial goals.

Policy on Deductibility of Named Executive Officer Compensation

In evaluating compensation program alternatives, the committee considers the potential impact on the Company of section 162(m) of the IRS Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to the Named Officers, excluding “performance-based compensation.” The committee endeavors to maximize deductibility of compensation under Section 162(m) of the IRS Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, tax consequences, including but not limited to tax deductibility, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by officers regarding stock options) beyond the control of either the Committee or the Company. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meets its stated objectives and fit within the Committee’s guiding principles. Finally, based on the amount of deductions the company can take each year, actual impact of the loss of the deduction for compensation paid to the CEO and other top highly compensated executives over the $1 million limitation is generally small and has a deminimis impact on the Company’s overall tax position. For all the foregoing reasons, the Committee, while considering tax deductibility as one of the factors in determining compensation, will not limit compensation to those levels or types of compensation that will be deductible. The Committee will, of course, consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.

Compensation Committee

Michael D. Lambert

Jeffrey S. Hawn

Jan H. Lindelow

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company’s Board of Directors was formed in May 1998, and the members of the Compensation Committee are Messrs. Hawn, Lambert and Lindelow. None of these individuals was at any time during 2005, or at any other time, an officer or employee of the Company or its subsidiaries. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

STOCK PERFORMANCE GRAPH

The graph set forth below compares the cumulative total stockholder return on the Company’s Common Stock between February 19, 1999 (the date the Company’s Common Stock commenced public trading) and December 31, 2005 with the cumulative total return of (i) the Total Return Index for the NASDAQ Stock Market (U.S. Companies) (the “NASDAQ Stock Market-U.S. Index”) and, (ii) the Standard and Poor’s Internet Technology Index (S&P IT Index), over the same period. This graph assumes a $100 investment at the beginning of such period and the reinvestment of all dividends. The comparisons shown in the graph below are based upon historical data. The historical data for Vignette Corporation has been retroactively restated for the one-for-ten reverse stock split that became effective as of June 10, 2005. The Company cautions that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of the Company’s Common Stock.

	Cumulative Total Return
	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/3105
Vignette Corporation	100.00	29.83	6.82	12.61	7.72	9.06
NASDAQ Stock Market-U.S. Index	100.00	70.75	51.08	76.82	85.44	96.38
S&P IT Index	100.00	74.13	46.40	68.31	70.05	70.75

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report and Stock Performance Graph shall not be deemed filed with the Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth the compensation earned in 2005, 2004, and 2003 by the Company’s Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “Named Officers”), each of whose aggregate compensation for 2005 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries for that fiscal year.

		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary (1)	Bonus	Restricted Shares (2)	Number of Securities Underlying Options	All Other Compensation (3)
Thomas E. Hogan (4)(8)	2005	$345,962	$322,500	—	50,000	$5,478
President and Chief Executive	2004	327,115	90,000	—	—	5,360
Officer and Director	2003	310,153	121,250	$1,000,000	200,000	17,461
Brett L. Bachman (5)	2005	142,788	41,667	173,250	75,000	149,618
Senior Vice President,	2004	—	—	—	—	—
Product and Strategy	2003	—	—	—	—	—
Bryce M. Johnson (6)	2005	247,115	157,083	50,000	20,000	4,539
Senior Vice President,	2004	233,654	25,000	—	45,000	988
General Counsel	2003	203,500	36,062	—	—	3,637
Charles E. Neal (9) (10)	2005	245,673	180,000	50,000	35,000	3,308
Senior Vice President, WW	2004	210,865	20,313	—	16,500	2,836
Sales, Distribution & Prof Svcs	2003	190,123	134,855	—	—	14,442
Charles W. Sansbury (7)	2005	247,115	157,083	50,000	20,000	4,539
Chief Financial Officer	2004	233,654	31,250	—	50,000	2,950
	2003	203,500	37,281	—	—	5,055

(1)	Salary includes amounts deferred under the Company’s 401(k) Plan.

(2)	Represents cash equivalent of any restricted stock awards at time of grant.

(3)	Represents relocation expenses and other taxable perquisites paid by the Company.

(4)	Mr. Hogan commenced employment with the Company in April 2001 and terminated his employment on February 17,2006.

(5)	Mr. Bachman commenced employment with the Company in June 2005. Mr. Bachman received a restricted stock award for 15,000 shares in July 2005 that will vest annually over a three year period. At December 31, 2005, Mr. Bachman held 15,000 unvested restricted shares with a market value of $244,650. Mr. Bachman has the right to vote and receive any dividends paid on the restricted stock awards prior to vesting in these shares. The other compensation amount includes $149,618 in taxable relocation reimbursements.

(6)	Mr. Johnson commenced employment with the Company in January 2001. Mr. Johnson received a restricted stock award for 3,968 shares in January 2005 that will become fully vested in May 2006. At December 31, 2005, Mr. Johnson held 3,968 unvested restricted shares with a market value of $64,718. Mr. Johnson has the right to vote and receive any dividends paid on the restricted stock awards prior to vesting in these shares.

(7)	Mr. Sansbury commenced employment with the Company in January 2000. Mr. Sansbury received a restricted stock award for 3,968 shares in January 2005 that will become fully vested in May 2006. Mr. Sansbury has the right to vote and receive any dividends paid on the restricted stock awards prior to vesting in these shares.

(8)	Mr. Hogan received restricted stock awards for 3,099 and 43,103 shares on a post-split basis in 2002 and 2003, respectively. The award in 2002 vests quarterly over a three year period from December 30, 2002. The award in 2003 was part of a long-term incentive package and originally was to vest in January 2006; however the Board amended the award’s vesting schedule in December 2004 so that the shares would vest in February 2006 during a predetermined open insider-trading window in conjunction with the Company’s Corporate Insider Trading Policy. During 2003, Mr. Hogan vested in 1,033 shares on a post-split basis valued at $20,996 in compensation under his 2002 restricted stock award, in 2004 he vested in 1,033 shares on a post-split basis valued at $17,096 in compensation under his 2002 restricted stock award, and in 2005 he vested in 1,033 shares on a post-split basis valued at $14,589.07 under his 2002 restricted stock award. At December 31, 2005, Mr. Hogan held 43,103 unvested restricted shares on a post-split basis with a market value of $703,010 which vested in February 2006 and were sold by Mr. Hogan on February 28, 2006. Mr. Hogan had the right to vote and receive any dividends paid on the restricted stock awards prior to vesting in these shares.

(9)	Mr. Neal commenced employment with the Company in July 2001 and was appointed as an executive officer in January 2005. Mr. Neal received a restricted stock award for 3,968 shares in January 2005 that will become fully vested in May 2006. At December 31, 2005, Mr. Neal held 3,968 unvested restricted shares with a market value of $64,718. Mr. Neal has the right to vote and receive any dividends paid on the restricted stock awards prior to vesting in these shares.

(10)	For the year 2003, bonus compensation includes bonus and commissions.

STOCK OPTIONS

OPTIONS GRANTED IN LAST FISCAL YEAR

The following table contains information concerning the stock option grants made to each of the Named Officers during 2005. No stock appreciation rights were granted to these individuals during such year.

	Individual Grants (1)
Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees in 2005 (2)	Exercise Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)*
					5%	10%
Thomas E. Hogan (4)	50,000	6.78%	12.30	2/4/2010	$169,913	$375,464
Brett Bachman (5)	75,000	10.18%	11.55	7/8/2013	413,596	990,634
Bryce M. Johnson (6)	20,000	2.71%	12.60	1/18/2010	69,623	153,849
Chuck Neal (7)	35,000	4.75%	12.60	1/18/2010	121,840	269,235
Charles W. Sansbury (8)	20,000	2.71%	12.60	1/18/2010	69,623	153,849

*The stock price as of close of business on February 28, 2006 was $16.10 per share. The actual appreciation realizable by the Named Officers may be more or less than the amount shown in the table based on the exercise prices shown above.

(1)	The exercise price for each option may be paid in cash, in shares of Common Stock valued at the fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Compensation Committee has the discretionary authority to re-price the options through the cancellation of those options and the grant of replacement options with an exercise price based on the fair market value of the option shares on the re-grant date. The options have a maximum term of five (5) years (eight (8) years in the case of Mr. Bachman’s grant) measured from the option grant date, subject to earlier termination in the event of the optionee’s cessation of service with the Company. The options will vest in the event of an acquisition of the Company by merger or asset sale unless the acquiring company assumes the options. Any options that are assumed or replaced in the acquisition and do not otherwise accelerate at that time shall automatically accelerate (and any unvested option shares which do not otherwise vest at that time shall automatically vest) in the event the optionee’s service terminates by reason of an involuntary or constructive termination within 18 months following the transaction.

(2)	Based on an aggregate of 736,951 options granted in 2005 to all employees.

(3)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company’s securities that the actual stock price appreciation over the 5-year or 8-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(4)	The options disclosed were granted to Mr. Hogan on February 4, 2005 and become exercisable over three (3) years in accordance with the following vesting schedule: One-third (1/3rd) of the options become exercisable in February, 2006, and an additional one-third (1/3rd) become exercisable for every year of continuous service thereafter.

(5)	The options disclosed were granted to Mr. Bachman on July 8, 2005 and become exercisable over four (4) years in accordance with the following vesting schedule: 25% of the options become exercisable in June 2006 and an additional 6.25% become exercisable for every quarter of continuous service thereafter.

(6)	The options disclosed were granted to Mr. Johnson on January 18, 2005 and become exercisable over three (3) years in accordance with the following vesting schedule: One-third (1/3rd) of the options become exercisable in January 2006, and an additional one-third (1/3rd) become exercisable for every year of continuous service thereafter.

(7)	The options disclosed were granted to Mr. Neal on January 18, 2005 and become exercisable over three (3) years in accordance with the following vesting schedule: One-third (1/3rd) of the options become exercisable in January 2006, and an additional one-third (1/3rd) become exercisable for every year of continuous service thereafter.

(8)	The options disclosed were granted to Mr. Sansbury on January 18, 2005 and become exercisable over three (3) years in accordance with the following vesting schedule: One-third (1/3rd) of the options become exercisable in January 2006, and an additional one-third (1/3rd) become exercisable for every year of continuous service thereafter.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning option exercises in 2005 and option holdings as of the end of the 2005 fiscal year with respect to each of the Named Officers. No stock appreciation rights were outstanding at the end of that year.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the- Money Options at Fiscal Year- End (1)(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas E.Hogan	—	—	602,416	68,750	$450,563	$350,868

Brett Bachman	—	—	—	75,000	—	357,000

Bryce M. Johnson	—	—	132,666	47,917	212,366	143,234

Charles E Neal	—	—	32,968	45,470	82,705	166,896

Charles Sansbury	—	—	147,142	49,063	244,903	150,747

(1)	Based on the fair market value of the Company’s Common Stock at year-end per share ($16.31) less the exercise price payable for such shares.

(2)	Market price at exercise less exercise price.

Bonus Plan

The Company has an executive bonus program pursuant to which bonuses will be paid to executive officers based on individual and Company performance targets. In addition, non-executive employees may receive quarterly and annual bonuses if the Company meets its performance targets. The Company’s performance targets are based on meeting revenue and income levels on a quarterly and annual basis.

Continuing Executive Officers and Certain Biographical Information

Executive	Age	Positions Held with the Company
Michael A. Aviles	45	President, Chief Executive Officer and Director

Brett Bachman	50	Senior Vice President of Products and Strategy

Leo E. Brunnick	40	Senior Vice President, Engineering

David B. Crean	41	Vice President and GM, Healthcare Solutions Unit

Richard L. Haenke	40	Senior Vice President, Global Customer Care

Bryce M. Johnson	47	Senior Vice President, Secretary and General Counsel

Charles E. Neal	45	Senior Vice President, Worldwide Sales & Distribution

Conleth S. O’Connell	42	Chief Technology Officer

Charles W. Sansbury	39	Senior Vice President, Chief Financial Officer

Larry Warnock	44	Vice President, Chief Marketing Officer

Gayle Wiley	40	Senior Vice President, Global Human Resources

Michael A. Aviles was appointed President and Chief Executive Officer in February 2006. Prior to joining the Company, Mr. Aviles served as chairman, president and chief executive officer of Activant Solutions, Inc., a provider of software and information services to the automotive aftermarket, hardware and lumber industries, from July 2002 to 2004, and as president and chief operating officer of Activant from June 1999 to July 2002. From 1996 to 1998, Aviles served as president and CEO of Foster Grant Group, a marketer and distributor of consumer eyewear. From 1990 to 1996 he held the roles of Vice President of Strategy Development, Vice President of Merchandising and Distribution, and Vice President, General Manager for Superstores FOOTACTION USA, an athletic specialty retailer. Aviles began his career as a Certified Public Accountant with KPMG Peat Marwick. Aviles received his MBA from the Stanford University Graduate School of Business and has a BBA from Pace University. He is a member of the board of trustees for St. Edward’s University in Austin.

Brett Bachman was appointed Senior Vice President of Products and Strategy in June 2005. In this role, Bachman is responsible for driving the products, product lifecycle process and go-to-market strategies for Vignette's enterprise content management and portal products and services. Prior to joining Vignette, Bachman was vice president and general manager for Fair Isaac Corporation and a co-founder and chief operating officer of MS2, which led the creation of the product lifecycle management application category. Before MS2, he held senior executive positions with leading companies including Oracle, Informix, and Rational Software, and was a consultant with McKinsey & Company. Bachman has an MBA from the Harvard Business School and a Bachelor of Science degree in electrical engineering and computer science from the Massachusetts Institute of Technology.

Leo E. Brunnick is our Senior Vice President of Engineering since June 2004. His position includes overseeing and managing development centers in Austin, Texas, Sydney, Australia, and Hyderabad and Ahmedabad, India. During his tenure at Vignette and prior to assuming his current position, Brunnick held multiple roles in the engineering division, including senior director of engineering, director of engineering, and director of quality assurance. Before joining Vignette in 1999, Brunnick worked at Andersen Consulting where he managed large-scale software development projects within the TeleComm practice. Previous to Anderson Consulting, he served as a Marine Corps officer. Brunnick received a bachelor of arts in general engineering from Harvard University, and a masters in business administration in finance from Georgia State University.

David B. Crean was appointed Vice President and General Manager of the healthcare Solutions Unit in September 2005. Before joining Vignette, Mr. Crean was vice president and general manager for McKesson Corporation where he held a variety of roles including responsibility for patient solutions and web solutions. Prior to that, he was area vice president of sales for HBOC. HBOC was acquired by McKesson Corporation during his tenure. Mr. Crean received his bachelor of arts degree from Tulane University in Economics and Political Economy & Policy Analysis.

Richard L. Haenke has served as our senior vice president of worldwide global customer care at Vignette since January 2004 and has overall responsibility for the Company’s customer care organization in addition to setting strategy around customer support initiatives. Mr. Haenke joined Vignette in 2000 as vice president of global customer care. From December 1993 to June 2000, Mr. Haenke held a variety of positions at SAP America including vice president of customer support. Mr. Haenke received his bachelors degree in both business and marketing from Northwood University.

Bryce M. Johnson has served as our Senior Vice President, Secretary and General Counsel since December 2000 and is responsible for overseeing the Company’s legal matters, intellectual property, and governmental affairs. From March 1997 to November 2000, Mr. Johnson was the Chief Legal Counsel for Tivoli Systems Inc. and Associate General Counsel of IBM Corporation. From May 1984 to March 1997, Mr. Johnson held a variety of legal positions with IBM Corporation, including Counsel to IBM Europe in Paris, France. Mr. Johnson received his Bachelor of Arts degree with highest honors from Georgetown College and his Doctor of Jurisprudence from the University of Kentucky.

Charles E. Neal is senior vice president of worldwide sales and distribution at Vignette. In this role, Neal has overall responsibility for the company’s customer-facing operations, including global sales and partner operations. Mr. Neal joined Vignette in 2001 as vice president of North American sales, and later became Vignette’s vice president of global field operations. Prior to joining Vignette, Mr. Neal spent 17 years in a variety of sales and sales management positions at IBM. Mr. Neal received his bachelors of science in chemistry from the University of Kansas.

Conleth S. O’Connell has served as our Chief Technology Officer since July 2002. Prior to this, Mr. O’Connell served as our Chief Architect. Mr. O’Connell manages the technical direction for Vignette and is responsible for driving new product technology initiatives. Mr. O’Connell joined the Company as one of our first engineers and helped to develop Vignette’s initial product offering. Mr. O’Connell holds a masters degree and Ph.D. in computer information systems from Ohio State University.

Charles W. Sansbury has served as our Senior Vice President and Chief Financial Officer (CFO) since September 2001. Prior to accepting the role as CFO, Mr. Sansbury served as our Senior Vice President of Corporate Development from January 2000 to August 2001. Prior to joining Vignette, Mr. Sansbury was a Principal in the Technology Investment Banking Group at Morgan Stanley. Mr. Sansbury holds a bachelors degree in science from Georgetown University and a Master of Business Administration degree from The Wharton School of the University of Pennsylvania.

Larry Warnock was appointed Vice President and Chief Marketing Officer in October 2005. He has responsibility for global corporate marketing and communications, field marketing and demand generation initiatives, and is tasked with increasing the company’s overall visibility in its key markets. Prior to joining Vignette Corporation Mr. Warnock was vice president of marketing for Documentum. He has also been Vice President of Marketing for the ISS Group (eCommerce products) at Siebel Systems and vice president, marketing at OnLink Technologies. He has held a range of sales, field support and marketing roles earlier in his career in the front-office software industry. Most recently Warnock was vice president of marketing for Zilliant, Inc. Mr. Warnock holds a Bachelor of Business Administration from Texas A&M University.

Gayle Wiley was appointed Senior Vice President, Global Human Resources in September 2005. Before joining Vignette Corporation Ms. Wiley was the human resource executive for IBM’s software business in Europe, Middle East, and Africa. Prior to IBM Ms. Wiley was vice president of human resources for Tivoli Systems Inc. that was acquired by IBM in 1996. Ms. Wiley’s early human resource career includes experience with Motorola, Inc. and Abbott Laboratories where she worked as a generalist and college recruiter. Ms Wiley earned a MSE, in Education and Guidance Counseling and a Bachelor of Science in Education from Henderson State University in Arkadelphia, Arkansas.

EQUITY COMPENSATION PLAN INFORMATION

The information regarding security ownership of certain beneficial owners and management is incorporated herein by reference from the section entitled “Share Ownership of Certain Beneficial Owners and Management” of the Proxy Statement. The table below presents the following information as of December 31, 2005: (i) aggregate number of securities to be issued under the stock plans upon exercise of outstanding options, warrants and other rights, (ii) the related weighted-average exercise price and (iii) the aggregate number of securities reserved for future issuance under such plans. The table does not include information with respect to shares subject to outstanding options assumed by the Company in business combinations. Note (5) to the table sets forth information for options assumed by the Company.

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (i)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (ii)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans [Excluding Securities Reflected in Column (i)] (iii)
Equity compensation plans approved by security holders (1)	1,545,480	(3)	$23.10	(3)	4,126,093	(4)
Equity compensation plans not approved by security holders (2)	1,597,835		$28.71		1,874,199

Total (5)	3,143,315		$25.95		6,000,292

(1)	Consists of the following plans: 1995 Stock Option/Stock Issuance Plan, the 1999 Equity Incentive Plan, the 1999 Non-Employee Directors Plan and the Employee Stock Option Plan (“ESPP”). Each fiscal year, commencing with the year 2000 and ending with the year 2002, the aggregate number of shares authorized under the 1999 Equity Incentive Plan automatically increased by the lesser of (i) 5% of the total number of shares of the common stock then outstanding or (ii) 1,180,482, shares. Each fiscal year, commencing with the year 2000 and ending with the year 2002, the number of shares under the ESPP automatically increased by the lesser of (i) 2% of the total number of shares of common stock then outstanding or (ii) 450,000 shares.

(2)	Consists of the 1999 Supplemental Stock Option Plan (the “1999 Supplemental Plan”) as well as inducement option grants for certain Company officers at the time of hire. As it relates to the 1999 Supplemental Plan, a total of 1,197,835 shares of the Company’s common stock were issuable upon exercise of outstanding options at December 31, 2005. The weighted average exercise price of those outstanding options was $23.57 per share. No options were granted and no shares were issued under the 1999 Supplemental Plan to any of the Company’s directors or executive officers. The material features of the 1999 Supplemental Plan are outlined in Note 5 to the Consolidated Financial Statements.

As it relates to inducement options granted to Company officers, such grants were issued pursuant to NASD Rule 4350(i). As of December 31, 2005, a total of 400,000 shares of the Company’s common stock were issuable upon exercise of such outstanding options. The weighted average exercise price of those outstanding options was $44.08 per share. In addition to the individual terms summarized in items (a) and (b) below, if there is a change in control of the Company and the respective officer’s employment is terminated within eighteen months of the change in control, then the remaining unvested options will become immediately exercisable.

(a)	On April 6, 2001, the Company granted Thomas E. Hogan, President, Chief Executive Officer and Director, 345,000 stock options at an exercise price of $38.80. These options expire on April 6, 2009 and become exercisable as follows: 86,500 options become exercisable at a rate of 25% per quarter over one year beginning April 6, 2001; and 258,750 options become exercisable at a rate of 6.25% per quarter beginning April 6, 2001 If Mr. Hogan’s employment is terminated for any reason other than cause or if Mr. Hogan resigns under certain circumstances, then the options will vest as though Mr. Hogan completed one additional year of employment, but not more than 25% of the then unvested shares will vest. As of December 31, 2005, 345,000 stock options under this grant remain outstanding.

(b)	On January 22, 2001, the Company granted Bryce M. Johnson, Senior Vice President, General Counsel and Secretary, 55,000 stock options at an exercise price of $77.50 per share. These options expire on January 22, 2009 and become exercisable as follows: 25% on January 22, 2002 and 6.25% quarterly thereafter. As of December 31, 2005, 55,000 stock options under this grant remain outstanding.

(3)	Excludes purchase rights accrued under the ESPP.

(4)	Includes shares available for future issuance under the ESPP. As of December 31, 2005, there were 1,179,519 shares available for future issuance under the ESPP.

(5)	Excludes information for options assumed by the Company in business combinations. As of December 31, 2005, a total of 3,208 shares of the Company's common stock were issuable upon exercise of outstanding assumed options under the assumed plans. The related weighted average exercise price of those outstanding options was $37.66 per share. Upon assumption by the Company, no additional options may be granted under these plans.

The following executive officers have entered into individual Rule 10b5-1 trading plans pursuant to which stock of the Company will be sold for their account from time to time in accordance with the provisions of the plans without any further action or involvement by the officers: Charles Sansbury, Bryce M. Johnson, Conleth O’Connell, Leo Brunnick, Brett Bachman.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

The compensation committee of the Board of Directors, as the administrator of the 1999 Equity Incentive Plan, can provide for accelerated vesting of the shares of Common Stock subject to outstanding options held by any executive officer or director of Vignette in connection with certain changes in control of Vignette. The accelerated vesting may be conditioned on the termination of the individual's employment following the change in control event.

The Compensation Committee has the authority under the 1999 Equity Incentive Plan to accelerate the exercisability of outstanding options, or to accelerate the vesting of the shares of Common Stock subject to outstanding options, held by the Chief Executive Officer and the Company’s other executive officers. Such acceleration may be conditioned on the optionee’s termination of employment (whether involuntarily or through a forced resignation) and may be conditioned upon the occurrence of a merger, reorganization or consolidation or upon a hostile take-over of the Company effected through a tender offer or through a change in the majority of the Board as a result of one or more contested elections for Board membership.

We entered into an offer letter dated March 5, 2001 with Thomas E. Hogan, formerly our President and Chief Executive Officer. The agreement provided for a base salary of $350,000, eligibility for an annual bonus of up to $300,000, and the grant of an option to purchase 345,000 shares. Mr. Hogan’s compensation is set forth in the summary compensation table. The agreement also provided for reimbursement of certain temporary living and relocation expenses and any loss incurred upon sale of his former residence up to an appraised value. The agreement provides that if Mr. Hogan’s employment terminated without cause or he resigns for good reason, he would have received a severance payment of twelve months salary, pro-rated annual bonus, health benefits and one year accelerated vesting of his option shares, up to a maximum of 25% of the shares. The agreement provided that if Mr. Hogan had resigned his employment within 90 days following certain changes in management, then he would have received one year of accelerated vesting of his option shares.

We entered into an offer letter dated January 4, 2000 with Charles Sansbury, formerly our Senior Vice President, Corporate Development, and currently our Chief Financial Officer. The agreement provided for a base salary of $175,000 and eligibility for an annual bonus of up to $75,000. Mr. Sansbury’s current compensation is set forth in the summary compensation table. The agreement also provided for the reimbursement of certain relocation expenses. The agreement provided that if Mr. Sansbury is terminated without cause, he will receive a severance payment of six month’s salary.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors and operates under a charter which is available on the Company’s corporate website at www.vignette.com and can also be found as Appendix B to this proxy statement. You will find the charter of the Committee and the charters of all of our other Board committees under the Investor Relations heading. You may also obtain a copy of the charter, free of charge, by contacting the Company’s investor relations department at (512) 741-4300 or by mail addressed to Investor Relations, Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas, 78746. The Board has determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert” as defined by the regulations of the Securities and Exchange Commission (SEC).

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principals generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under the Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditor’s independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Committee held eight (8) meetings during fiscal year 2005.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

Audit Committee

Jeffrey S. Hawn

Kathleen Earley

Joseph M. Grant

Independence of Audit Committee Members

The Board of Directors believes that each of the members of the audit committee is an independent director as that term is defined by the NASDAQ listing standards and Rule 10A-3 of the Securities and Exchange Act of 1934.

Audit Services

Subject to the ratification by the Stockholders, the Board of Directors has appointed Grant Thornton LLP (“Grant Thornton”) as independent auditors to audit the consolidated financial statements of the Company for fiscal year 2006.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP (“Ernst & Young”) for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and December 31, 2004 and fees billed for other services rendered by Ernst & Young during those periods.

	Fiscal 2005	Fiscal 2004
Audit Fees (1)	$930,936	$805,234
Audit-Related Fees (2)	16,000	170,136
Tax Fees (3)	411,203	274,034
All Other Fees (4)	1,500	5.061

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees”, including those associated with acquisitions, employee benefit plans, and due diligence.

(3)	Tax Fees consist of fees billed for professional services rendered for the preparation of U.S. federal, state and foreign income tax returns and tax planning.

(4)	All Other Fees consist of fees for products and services other than the services reported above. The Other Fees incurred in 2005 related to an online accounting research tool. The Other Fees incurred in 2004 related to the review of a lease agreement.

In making its recommendation to ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent auditors for the fiscal year ending December 31, 2006, the Audit Committee has considered whether there were services other than audit and audit-related services provided by Grant Thornton. It has been determined that there were no services performed by Grant Thornton.

Representatives of the firm Grant Thornton are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. The Audit Committee of the Board has adopted a policy requiring pre-approval by the Audit Committee of all audit and non-audit services to be provided to the Company by the independent auditor and other accounting firms (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible). The Audit Committee also has the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors. In accordance with this policy, the Audit Committee has given its approval for the provision of audit services by Grant Thornton for fiscal 2006.

PROPOSAL NO. 2

APPROVAL TO AMEND AND RESTATE THE COMPANY’S 1999 EQUITY INCENTIVE PLAN

At the annual meeting, the stockholders will be asked to approve amendments to the Vignette Corporation 1999 Equity Incentive Plan (the “Plan”) which will implement certain provisions of the Plan solely for the purpose of preserving our ability to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with certain awards that may be granted in the future under the Plan. If the stockholders approve the amended and restated Plan, it will replace our current version of the Plan. Otherwise, the current version of the Plan will remain in effect. The number of shares of our common stock issuable under the Plan is not being increased by this proposal. Our Named Officers and directors have an interest in this proposal.

The Board of Directors has previously adopted, on March 27, 2006 and subject to stockholder approval, an amendment to the Plan to permit future awards under the Plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”).

Section 162(m) of the Code (“Section 162(m)”) limits the federal income tax deductibility of compensation paid to our Chief Executive Officer and to each of our four other most highly compensated executive officers to $1 million in any one year. However, we may deduct compensation in excess of that amount if it qualifies as “performance-based compensation,” as defined in Section 162(m). As amended and restated, the Plan is designed to qualify awards under Section 162(m) as performance-based compensation, so that we may receive a federal income tax deduction for performance-based awards to our executive officers even if an executive’s compensation exceeds $1 million in that year. In order for future awards under the Plan to qualify as performance-based compensation, stockholders must approve the changes to the Plan that specify the types of performance criteria that may be used as goals under the Plan and limit the number of securities and/or the dollar amount of awards that may be granted to any individual in any fiscal year.

Consequently, by approving the amended and restated Plan, stockholders will be approving the performance measures upon which specific performance goals applicable to certain awards would be based, the limits on the numbers of shares or compensation that would be made subject to certain awards and the other material terms of the Plan described below.

Description of the Amended and Restated Plan

The following summary of the Plan is qualified in its entirety by the specific language of the Plan, a copy of which is available to any stockholder upon request.

General

The purpose of the Plan is to promote our long-term success and the creation of stockholder value by (i) encouraging employees, non-employee directors and consultants to focus on critical long-range objectives, (ii) encouraging the attraction and retention of employees, non-employee directors and consultants with exceptional qualifications and (iii) linking employees, non-employee directors and consultants directly to stockholder interests through increased stock ownership. We will provide these incentives through the grant of stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units.

Eligibility

Eligible participants include our employees, non-employee directors and consultants. As of March 27, 2006, approximately 740 employees (including one employee director), seven non-employee directors and 55 consultants were eligible to participate in the Plan.

Administration of Plan

The Compensation Committee administers the Plan. The administrator has the power to determine the terms of the awards, including the individuals to whom awards will be made, the type of awards, the amount of the awards, the exercisability of the awards, the form of consideration, if any, payable upon exercise. Additionally, the administrator makes all other determinations necessary or advisable for the administration of the Plan, including interpreting the Plan and any award agreements under the Plan. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m), the Compensation Committee, which consists of two or more “outside directors” within the meaning of Section 162(m), approves such grants and the performance goals for any performance period. In the case of awards granted to certain executive officers that require the achievement of specified performance goals, following the completion of the performance period, the Compensation Committee will certify, to the extent required by Section 162(m), in writing whether, and to what extent, the performance goals for the performance period have been achieved.

The Plan allows the Board of Directors to appoint a secondary committee composed of one or more directors to administer the Plan with respect to employees and consultants who are not considered executive officers or directors of Vignette Corporation. The Board has appointed Michael A. Aviles to this secondary committee.

Share Reserve

A total of 7,239,387 shares of our common stock are authorized for issuance under the Plan. Shares subject to awards that expire or are cancelled or forfeited will again become available for issuance under the Plan. If restricted stock units or SARs are settled in shares of our common stock, only the number of shares actually issued in settlement of such awards will count against the share reserve and the remaining shares will again become available for issuance under the Plan. Awards settled in cash or by shares withheld to satisfy the purchase price of an award or tax withholding obligations will not count against the authorized share reserve.

As amended and restated, the Plan contains annual grant limits intended to satisfy Code Section 162(m). Specifically, the maximum number of shares which could be issued to any one individual in any fiscal year pursuant to options and SARS is limited to 1,000,000, and the maximum number of shares which could be issued to any one individual in any fiscal year pursuant to the grant of restricted stock or restricted stock units is 750,000. In addition, an individual may be granted options or SARs to purchase up to an additional 250,000 shares of our common stock in connection with his or her initial hiring. The Compensation Committee will adjust the maximum number and type of securities that may be granted pursuant to the Plan, the limitations on annual grants to individuals or in connection with an individual’s initial hiring, as well as the number and type of securities subject to outstanding awards, the option price, grant price or other price of shares subject to outstanding awards, any performance conditions relating to shares and any other conditions of outstanding awards, in the event of a merger, reorganization, consolidation, recapitalization, liquidation, stock dividend, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting our common stock.

Awards

The Plan provides for the grant of incentive stock options, non-statutory stock options, restricted stock, restricted stock units and SARs. Set forth below is a general description of the types of awards that may be granted under the Plan. On February 28, 2006, the closing price of our common stock on the NASDAQ National Market was $16.10 per share.

Stock Options

The administrator determines the exercise price of options granted under the Plan, provided that (i) the exercise price of nonstatutory stock options must equal at least 85% of the fair market value of our common stock on the date of grant, and (ii) with respect to nonstatutory stock options intended to qualify as “performance-based compensation” within the meaning of Section 162(m) and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options.

Upon termination of a participant’s service with us or with a subsidiary of us, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

Stock Appreciation Rights

SARs may be granted under the Plan. SARs allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The administrator determines the terms of SARs, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted Stock

Restricted stock may be granted under the Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units

The Plan permits the grant of restricted stock units, which are grants of rights to receive a share of our common stock which are paid out in installments or on a deferred basis, as determined in the administrator’s sole discretion and in accordance with rules and procedures established by the administrator. Restricted stock units may be settled in cash, shares of our common stock or a combination of cash and our common stock.

Performance-Based Compensation

Any award under the Plan can be granted such that the award will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. As described below, the administrator will establish organizational or individual performance goals in its discretion within the parameters of the Plan, which, depending on the extent to which they are met, will determine the degree of granting, vesting and/or payout value of such award. As amended and restated, the Plan provides specific measures from which the administrator may base performance goals. Specifically, performance goals to be used for awards shall be chosen from one or more of the following measures: (i) revenue, (ii) revenue bookings, (iii) cash flow, (iv) cash position, (v) earnings before interest, taxes and/or depreciation and amortization, (vi) earnings per share, (vii) expenses, (viii) product release schedules, (ix) new product innovation, (x) cost reductions, (xi) brand recognition and/or acceptance, (xii) product ship targets, (xiii) customer satisfaction, (xiv) customer service, (xv) growth in market price of our common stock, (xvi) free cash flow, (xvii) growth in revenue, (xviii) gross margin, (xix) individual objectives, (xx) net income, (xxi) number of customers, (xxii) operating income, (xxiii) operating margin, (xxiv) pre-tax profit, (xxv) return on capital, (xxvi) return on net assets, (xxvii) return on stockholder equity, (xxviii) safety, (xxix) product quality, (xxx) return on investments, (xxxi) business divestitures and acquisitions, (xxxii) supplier awards from significant customers, (xxxiii) time to market, (xxxiv) total return on shares of our common stock relative to the increase in an appropriate pre-determined index selected by the Compensation Committee, (xxxv) economic value added, (xxxvi) market share, (xxxvii) stock price, and (xxxviii) working capital.

Prior to the beginning of any applicable performance period or such later date as permitted under Section 162(m), the Compensation Committee will establish one or more performance goals applicable to the award. The target levels with respect to these performance measures may be expressed on an absolute basis or relative to a standard specified by the Compensation Committee. The degree of attainment of performance measures will, according to criteria established by the Compensation Committee, be computed before the effect of changes in accounting standards, restructuring charges and similar extraordinary items occurring after the establishment of the performance goals applicable to a performance award.

Following completion of the applicable performance period, the Compensation Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be vested or paid to the participant. The Compensation Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be vested or payable to the participant on the basis of the performance goals attained. However, no such reduction may increase the amount vested or paid to any other participant. Performance award payments may be made in lump sum or in installments. If any payment is to be made on a deferred basis, the Compensation Committee may provide for the payment of dividend equivalents or interest during the deferral period.

No performance award may be sold or transferred other than by will or the laws of descent and distribution prior to the end of the applicable performance period. We reserve the right to grant awards that do not qualify for the Section 162(m) performance-based exception.

Effect of a Change in Control

The Plan provides that in the event of a “change in control” of Vignette Corporation the successor corporation, or its parent corporation, will assume, substitute an equivalent award, or replace with a comparable award each outstanding award under the Plan. If in such a change in control the successor corporation, or its parent corporation, does not assume, substitute or replace any award with a comparable award, such outstanding awards will become fully vested and exercisable immediately prior to the change in control unless otherwise determined by the administrator in a form of agreement. To the extent the awards are not assumed, substituted, replaced with a comparable award or otherwise exercised prior to the closing of the change in control, all outstanding awards will terminate upon the closing of the change in control. In addition, if an award is assumed or substituted in a change in control and the holder of such award is involuntarily terminated within eighteen months after the closing of the change in control, any outstanding award held by such terminated individual shall be immediately vested and exercisable effective as of the date of his or her termination.

Transferability

Unless otherwise permitted by the administrator, the award agreements under the Plan generally do not allow for the transfer of awards, and, consequently, only the recipient of an award generally may exercise an award during his or her lifetime.

Termination and Amendment

Our Board of Directors may, at any time and for any reason, amend or terminate the Plan, provided such action does not impair the rights of any participant. However, we intend to obtain stockholder approval with respect to any further amendments to the Plan to the extent required for awards under the Plan to continue to satisfy the requirements for “performance-based compensation” under Section 162(m), or as otherwise required by applicable law.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options. An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the

Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, we will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to our right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights. No taxable income is reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards. A participant acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Unit Awards. A participant generally will recognize no income upon the grant of a restricted stock unit awards. Upon the settlement of such an award, the participant normally will recognize ordinary income in the year of settlement in an amount equal to the fair market value of any unrestricted shares of our common stock received. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Deferral of Awards. The Plan also authorizes, in the Compensation Committee’s sole and absolute discretion, the establishment of a program under which the income recognition event described above might be deferred if applicable deferred compensation and eligibility rules are satisfied.

New Plan Benefits

The benefits and amounts that will be received by each of the Named Officers, the executive officers as a group and all other employees under the Plan cannot be determined at this time because the administrator has full discretion to determine the number, type and value of awards under the Plan and the actual amounts will depend on who participates in the Plan, on actual performance measured against the attainment of pre-established performance goals and on the Compensation Committee’s discretion to reduce such amounts.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF OUR 1999 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Company is asking the stockholders to ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent public accountants for the fiscal year ending December 31, 2006. The affirmative vote of the holders of a majority of shares present or represented by proxy and voting at the Annual Meeting will be required to ratify the appointment of Grant Thornton.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors feels that such a change would be in the Company’s and its stockholders’ best interests.

This will be Grant Thornton’s first year for the firm as the Company’s independent public accountants. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON TO SERVE AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Company’s Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of the Board of Directors, the executive officers of the Company and persons who hold more than 10% of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company’s Common Stock and their transactions in such Common Stock. Based upon (i) the copies of Section 16(a) reports that the Company received from such persons for their 2005 fiscal year transactions in the Common Stock and their Common Stock holdings and (ii) the written representations received from one or more of such persons, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten-percent stockholders. There was one (1) Section 16 Form 4 disclosure filed by a director one (1) day late.

CODE OF ETHICS

In May 2003, the Company adopted a Code of Ethics for all employees and directors. In April 2004, the Company adopted a Code of Ethics for Financial Officers, which specifically applies to the Company’s Chief Executive Officer, Chief Financial Officer and persons performing similar functions. A copy of each of the codes of ethics is available on our website at www.vignette.com.

We intend to post on our website any amendment to, or waiver from, a provision of our codes of ethics within five business days following the date of such amendment or waiver.

FORM 10-K

THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY’S FORM 10-K REPORT FOR FISCAL YEAR 2005, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULE AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO VIGNETTE CORPORATION, 1301 SOUTH MOPAC EXPRESSWAY, AUSTIN, TEXAS 78746, ATTN: INVESTOR RELATIONS.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Stockholder proposals that are intended to be presented at the 2007 Annual Meeting that are eligible for inclusion in the Company’s proxy statement and related proxy materials for that meeting under the applicable rules of the Securities and Exchange Commission must be received by the Company not later than December 19, 2006 in order to be included. Such stockholder proposals should be addressed to Vignette Corporation, 1301 South MoPac Expressway, Austin, Texas 78746, Attn: Investor Relations.

OTHER MATTERS

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ Bryce M. Johnson

Bryce M. Johnson Secretary

Austin, Texas

April 17, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, VOTE TELEPHONICALLY OR VIA THE INTERNET. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

THANK YOU FOR YOUR ATTENTION TO THIS MATTER. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING.

1301 South MoPac Expressway Suite 100—Attn: Investor Relations Austin, Texas 78746

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Vignette Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the simple instructions the Vote Voice provides.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Vignette Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: VIGNT1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

VIGNETTE CORPORATION Vote On Directors

1. To elect the following Directors to serve for a term ending upon the 2009 Annual Meeting of Stockholders or until their successors are elected and qualified:

Nominee:

01) Jan H. Lindelow 02) Kathleen Earley 03) Joseph M. Grant

For Withhold For All All All Except

To withhold authority to vote, mark “For All Except” and write the nominee number on the line below.

Vote On Proposals For Against Abstain

2. To approve the Company’s Amended and

Restated 1999 Equity Incentive Plan.

3. To ratify the appointment of Grant Thornton LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2006.

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint-tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name by President or other authorized officer. When signing as a partnership, please sign in partnership name by an authorized person.

Yes No

HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household.

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROXY VIGNETTE CORPORATION PROXY

1301 South MoPac Expressway, Austin, Texas 78746

This Proxy is Solicited on Behalf of the Board of Directors of Vignette Corporation for the Annual Meeting of Stockholders to be held on May 26, 2006.

The undersigned holder of Common Stock, par value $.01, of Vignette Corporation (the “Company”) hereby appoints Michael A. Aviles and Bryce M. Johnson, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all Common Stock of the Company that the undersigned stockholder would be entitled to vote if personally present at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 26, 2006 at 9:00 a.m. local time, at the Inter-Continental Stephen F. Austin Hotel at 701 Congress Avenue in Austin, Texas and at any adjournments or postponements of the Annual Meeting. The undersigned stockholder hereby revokes any proxy or proxies heretofore executed for such matters.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3 AND IN THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to Bryce M. Johnson, Senior Vice President, General Counsel and Corporate Secretary of the Company, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTORS, “FOR” PROPOSAL 2 AND “FOR” PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)